PRESS RELEASE

Nephros Reports 2018 Fourth Quarter and Full Year
Financial Results and Provides Corporate Update

Annual Product Revenues Up 54%

SOUTH ORANGE, NJ, March 12, 2019 /PR Newswire-FirstCall/ – Nephros, Inc. (OTCQB:NEPH), a commercial stage company that develops and sells high performance liquid purification filters for both medical device and commercial markets, today announced financial results for the three months and full year ended December 31, 2018.

Fourth Quarter Financial Highlights

●	Product revenue was $1.6 million, up 33% compared to $1.2 million in 2017.
●	Total revenue was $1.6 million, up 24% compared to $1.3 million in 2017.
●	Net loss in the Water Filtration business segment was $272,000, compared to net income of $1,316,000 in 2017.
●	Adjusted EBITDA in the Water Filtration business segment was $136,000, compared to ($71,000) in 2017.

Year-End 2018 Financial Highlights

●	Product revenue was $5.5 million, up 54% compared to $3.5 million in 2017.
●	Total revenue was $5.7 million, up 50% compared to $3.8 million in 2017.
●	Net loss in the Water Filtration business segment was $2,416,000, compared to net loss of $766,000 in 2017.
●	Adjusted EBITDA in the Water Filtration business segment was ($861,000), compared to ($1,247,000) in 2017.

Full Year 2019 Financial Guidance

●	Revenues of $8.5 to $9.5 million, an increase of 50% to 65% over 2018.
●	Continued gross margins 55% to 60%.
●	Positive Adjusted EBITDA in the Water Filtration business segment.

Daron Evans, President and CEO of Nephros stated, “We are very pleased with our 2018 performance, including the continued momentum in our Water Filtration business segment, which met our plan to grow at least 50% and which delivered positive Adjusted EBITDA in the fourth quarter. In addition, at the end of 2018, we expanded our business with the acquisition of Biocon 1, LLC and its Aether brand of water filtration systems. We expect this acquisition to accelerate our overall growth and to expedite our entry into the food service, hospitality, and convenience store markets.”

Corporate Update

Hospital Infection Control Market

In 2018, revenue from the hospital infection control market grew approximately 57% from 2017, driven primarily by increased sales through our strategic distribution partners. We continue to focus on water safety education and patient safety. We moved into our new offices near the Newark airport to assist in launching our “same day” service – routinely shipping orders to customers all over the country in their time of need.

“We appreciate the efforts our customers and strategic partners have undertaken over the last few years to increase awareness of waterborne pathogens, and to develop proactive management strategies to reduce the risk of patient infection,” said Shane Sullivan, Vice President of Sales. “We have seen the whole industry increase the number of proactive measures taken to prevent infection from waterborne pathogens. We are proud to provide a suite of products that complement other technologies in a multibarrier approach to infection prevention.”

Commercial / Industrial Water Filter Market

At the end of 2018, we acquired Biocon 1, LLC and Aether Water Systems, LLC (together, “Aether”). The Aether product portfolio includes water filters that improve the taste and odor of water and reduce scale build-up in downstream equipment. Aether products target the food service, hospitality, and convenience store markets.

We expect the Aether acquisition to provide accretive growth and have an immediate positive impact on revenues. Additionally, we expect Aether to expedite our entry into multiple large market segments. We believe that enabling Aether to fully leverage our sales, marketing, engineering, and quality infrastructure will enable Aether’s revenue to grow more quickly.

“With the additional scale and engineering acumen of Nephros, we believe we will be better able to pursue national accounts and expand our manufacturing capabilities,” said Greg Lucas, President of Aether. “For many years, our products have been performing well in the market and we look forward to accelerating our commercial expansion.”

Dialysis Water Filter Market

Revenue from the dialysis water filter market grew by approximately 52% from 2017. Growth in our dialysis business was primarily driven through placement on portable reverse osmosis (“RO”) systems by our distribution partners. Going forward, we see continued growth in supporting portable RO systems, as well as growing traction on clinic loop filtration with our ENDOPUR® filters.

Specialty Renal Products, Inc.

In September 2018, we raised $3 million into our Specialty Renal Products (“SRP”) subsidiary to reignite our hemodiafiltration (“HDF”) system program.

Early in 2019, we finalized the design update and initiated the manufacturing of our first production lot of the second-generation HDF system. We believe we are on track to complete verification and validation testing, and to submit a 510(k) to the FDA for the system update by the end of this year. Pending FDA clearance, we hope to provide patients and nephrologists with our updated HDF device in early 2020.

Adjusted EBITDA Definition and Reconciliation to GAAP Financial Measure

Adjusted EBITDA is calculated by taking net (loss) income calculated in accordance with GAAP and excluding all interest-related expenses and income, tax-related expenses and income, and other non-cash items, including depreciation and amortization and non-cash compensation. The following tables present quarterly and annual Adjusted EBITDA calculations for the 2018 and 2017 fiscal years:

2018	Three Month Period Ended				Annual
Water Filtration Business Segment	03/31/18	06/30/18	09/30/18	12/31/18	Totals

Net loss	(1,319)	(578)	(247)	(272)	(2,416)

Adjustments:
Depreciation of property and equipment	7	7	7	7	29
Amortization of other assets	34	33	35	33	134
Loss on extinguishment of debt	199	-	-	-	199
Interest expense	51	28	33	26	138
Noncash interest expense	34	-	-	-	34
Interest income	(1)	(1)	(1)	(1)	(4)
Income tax benefit	-	-	-	(93)	(93)
Noncash compensation	242	226	120	397	985
Other noncash items	67	(7)	35	39	134

Adjusted EBITDA	(686)	(292)	(18)	136	(861)

2017	Three Month Period Ended				Annual
Water Filtration Business Segment	03/31/17	06/30/17	09/30/17	12/31/17	Totals

Net (loss) income	(680)	(786)	(616)	1,316	(766)

Adjustments:
Depreciation of property and equipment	7	7	7	7	28
Amortization of other assets	52	53	53	32	190
Interest expense	40	36	46	64	186
Non-cash interest expense	26	28	30	32	116
Interest income	(1)	(1)	(1)	(1)	(4)
Income tax benefit (tax credits)	-	-	-	(1,789)	(1,789)
Non-cash compensation	199	196	113	264	772
Other non-cash items	4	11	1	4	20

Adjusted EBITDA	(353)	(456)	(367)	(71)	(1,247)

We believe that Adjusted EBITDA provides useful information to management and investors regarding certain financial and business trends relating to our financial condition and results of operations. Management does not consider Adjusted EBITDA in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitation of Adjusted EBITDA is that it excludes significant expenses and income that are required by GAAP to be recognized in our consolidated financial statements. In addition, it is subject to inherent limitations as it reflects the exercise of judgments by management about which expenses and income are excluded or included in determining Adjusted EBITDA. In order to compensate for these limitations, management presents Adjusted EBITDA in connection with net (loss) income, the closest comparable GAAP financial measure. We urge investors to review the reconciliation of Adjusted EBITDA to net (loss) income and not to rely on any single financial measure to evaluate the business.

Financial Performance for the Fourth Quarter and Year Ended December 31, 2018

Total revenues for the year ended December 31, 2018 were $5.7 million, compared with $3.8 million in 2017, an increase of 50%. Total revenues for the fourth quarter of 2018 were $1.6 million, compared with $1.3 million in the fourth quarter of 2017, an increase of 24%.

Product revenues for the year ended December 31, 2018 were $5.5 million, compared with $3.5 million in 2017, an increase of 54%. Product revenues for the fourth quarter of 2018 were $1.6 million, compared with $1.2 million in the fourth quarter of 2017, an increase of 33%.

Cost of goods sold were $2.5 million for the year ended December 31, 2018, compared to $1.5 million in 2017, an increase of 64%. Gross margins were 56% for the year ended December 31, 2018, compared to 60% in 2017. We consider this fluctuation to be in the normal range of 55% to 60% gross margin for our business.

Research and development expenses were $1.5 million for the year ended December 31, 2018, compared to $1.0 million in 2017, an increase of 54%, driven by our investment in the 2nd generation HDF products being developed in our SRP subsidiary.

Depreciation and amortization expenses were approximately $163,000 and $218,000, respectively, for the years ended December 31, 2018 and 2017, a 25% decrease.

Selling, general and administrative expenses were $4.5 million and $3.3 million, respectively, for the years ended December 31, 2018 and 2017, a 37% increase.

As of December 31, 2018, we had cash and cash equivalents of approximately $4.6 million.

Annual Meeting

We will host our annual shareholder meeting on May 22, 2018 at 10:00am Eastern Daylight Time. The meeting will be held at our headquarters facility at 380 Lackawanna Place, South Orange, New Jersey 07079.

About Nephros

Nephros is a commercial stage medical device company that develops and sells high performance liquid purification filters, known as ultrafilters. Nephros ultrafilters are primarily used in hospitals and medical clinics for added protection in retaining bacteria (e.g., Legionella, Pseudomonas), viruses, and endotoxins from water, providing barriers that assist in improving infection control in showers, sinks, and ice machines. Additionally, Nephros ultrafilters are used by dialysis centers for assisting in the added removal of biological contaminants from the water and bicarbonate concentrate supplied to hemodialysis machines and the patients.

For more information about Nephros, please visit its website at www.nephros.com.

About Biocon and Aether

Biocon 1, LLC and Aether Water Systems, LLC (together, “Aether”) are wholly-owned subsidiaries of Nephros and manufacture and market the AETHER® brand of water filters. Aether filters improve the taste and odor of water and reduce biofilm, bacteria, and scale build-up in downstream equipment. Aether products target the food service, hospitality, and convenience store markets.

For more information about Aether, please visit its website at www.aetherfilters.com.

About Specialty Renal Products

Specialty Renal Products, Inc. a subsidiary of Nephros, is focused on the development of medical device products for patients with renal disease, including a hemodiafiltration system for the treatment of patients with ESRD.

Forward-Looking Statements

This release contains forward-looking statements that are subject to various risks and uncertainties. Such statements include statements regarding our expected revenue and financial performance in 2019, our potential for further growth and our expected growth in medical, commercial and industrial filter sales, our sales and marketing plans and strategies for 2019, our ability to respond to outbreaks in water borne pathogens, anticipated investment in the development of a second-generation HDF system and other statements that are not historical facts, including statements which may be accompanied by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Actual results could differ materially from those described in these forward-looking statements due to certain factors, including uncertainty in clinical outcomes, potential delays in the regulatory approval process, changes in business, economic and competitive conditions, the availability of capital when needed, our dependence on third-party manufacturers and researchers, regulatory reforms, uncertainties in litigation or investigative proceedings, and the availability of financing. These and other risks and uncertainties are detailed in Nephros’s reports filed with the U.S. Securities and Exchange Commission, including Nephros’s Annual Report on Form 10-K for the year ended December 31, 2018. Nephros does not undertake any responsibility to update the forward-looking statements in this release.

Investor Relations Contact:

Andy Astor, COO & CFO

Nephros, Inc.

andy@nephros.com

201.345.0824

NEPHROS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	December 31, 2018	December 31, 2017
ASSETS
Current assets:
Cash	$4,581	$2,194
Accounts receivable, net	1,452	836
Investment in lease, net - current portion	-	20
Inventory, net	1,864	674
Prepaid expenses and other current assets	276	85
Total current assets	8,173	3,809
Property and equipment, net	91	52
Investment in lease, net - less current portion	-	39
Intangible assets	590	-
Goodwill	748	-
License and supply agreement, net	938	1,072
Other asset	18	11
Total assets	$10,558	$4,983

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Secured note, current portion	195	$-
Secured revolving credit facility	991	711
Accounts payable	836	872
Accrued expenses	396	218
Current portion of contingent consideration	237	-
Deferred revenue, current portion	-	70
Total current liabilities	2,655	1,871
Unsecured long-term note payable	-	954
Secured note payable, long term portion	843	-
Contingent consideration	262	-
Long-term portion of deferred revenue	-	208
Total liabilities	3,760	3,033

Commitments and Contingencies (Note 15)

NEPHROS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (Continued)

(In thousands, except share amounts)

Stockholders’ equity:
Preferred stock, $.001 par value; 5,000,000 shares authorized at December 31, 2018 and December 31, 2017; no shares issued and outstanding and December 31, 2018 and December 31, 2017	-	-
Common stock, $.001 par value; 90,000,000 shares authorized at December 31, 2018 and December 31, 2017; 64,212,847 and 55,293,267 shares issued and outstanding and December 31, 2018 and December 31, 2017, respectively	64	55
Additional paid-in capital	127,816	122,924
Accumulated other comprehensive income	71	77
Accumulated deficit	(124,153)	(121,106)
Subtotal	3,798	1,950
Noncontrolling interest	3,000	-
Total stockholders’ equity	6,798	1,950
Total liabilities and equity	$10,558	$4,983

NEPHROS, INC. AND SUBSIDIARIES

CONSOLIDATED OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(In thousands, except share amounts)

	Years Ended December 31,
	2018	2017
Net revenues:
Product revenues	$5,457	$3,544
License, royalty and other revenues	230	265
Total net revenues	5,687	3,809
Cost of goods sold	2,484	1,517
Gross margin	3,203	2,292
Operating expenses:
Research and development	1,539	1,002
Depreciation and amortization	163	218
Selling, general and administrative	4,517	3,298
Total operating expenses	6,219	4,518
Loss from operations	(3,016)	(2,226)
Loss on extinguishment of debt	(199)	-
Interest expense	(172)	(302)
Interest income	4	4
Other income (expense), net	(35)	(74)
Loss before income taxes	(3,418)	(2,598)
Income tax benefit	93	1,789
Net loss	(3,325)	(809)

Less: Deemed dividend attributable to noncontrolling interest	(77)	-

Net loss attributable to Nephros Inc	(3,402)	(809)

Net loss per common share, basic and diluted	$(0.06)	$(0.02)
Weighted average common shares outstanding, basic and diluted	61,620,423	52,935,728

Net loss attributable to Nephros Inc	(3,402)	(809)
Other comprehensive income(loss), foreign currency translation adjustments	(6)	10
Total comprehensive loss attributable to Nephros Inc	$(3,408)	$(799)